EXHIBIT 10.61

cuisine solutions, inc.
85 South Bragg Street
Suite 600
Alexandria, VA 22312
phone:703-270-2940
fax: 703-750-9519
www.cuisinesolutions.com

April 20, 2005

Food Investors Corporation
C/O Jean Louis Vilgrain
40368 Tamworth Farm Lane
Aldie, VA 20105

Dear Mr. Vilgrain,

This letter is written to “extend maturity date” of the October 22, 2003 Loan Agreement between Food Investor Corporation (FIC) and Cuisine Solutions, Inc (CSI). The current maturity date of the loan is April 22, 2005, but it can be extended per Article 3 of the Agreement to October 22, 2005 upon written notice by CSI to FIC.

This letter is notice that the new effective date of the loan is October 22, 2005. Please let me know if you have any questions.

Sincerely,

/S/ Stanislas Vilgrain	/s/ Jean-Louis Vilgrain

Stanislas Vilgrain	Jean-Louis Vilgrain
CEO (CSI)	President (FIC)

/s/ Y. Tristan Kuo

Y. Tristan Kuo
Secretary & Treasurer (CSI)